SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): March 3, 2004


                           CHROMCRAFT REVINGTON, INC.
                           --------------------------
             (Exact name of Registrant as specified in its charter)


          Delaware                     1-13970                   35-1848094
----------------------------   ------------------------         -------------
(State or other jurisdiction   (Commission File Number)         (IRS Employer
      of incorporation)                                      Identification No.)


      1100 North Washington Street
             Delphi, Indiana                                         46923
----------------------------------------                         -------------
(Address of Principal Executive Offices)                           (Zip Code)


                                 (765) 564-3500
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

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Item 5.  Other Events and Regulation FD Disclosure

     Chromcraft Revington, Inc. (the "Registrant") and Michael E. Thomas, the Chairman, President and Chief Executive Officer of the Registrant, are parties to a certain Employment Agreement dated March 31, 1992, as amended (the "Employment Agreement"), and a certain Supplemental Retirement Benefits Agreement dated August 21, 1992, as amended (the "SERP Agreement"). The Employment Agreement includes, among other items, a requirement that the Company provide Mr. Thomas with a supplemental retirement benefit upon his retirement from the Company after reaching age 65 and with a certain life insurance benefit. The SERP Agreement specifies the manner in which such supplemental retirement and life insurance benefits contemplated by the Employment Agreement will be provided to Mr. Thomas.

     On March 3, 2004, the Registrant and Mr. Thomas entered into a Supplement to the Employment Agreement and the SERP Agreement which, among other items, (i) clarifies the calculation, timing and funding of Mr. Thomas' supplemental retirement benefit, (ii) provides that the Registrant will reimburse Mr. Thomas for the premiums on additional life insurance covering Mr. Thomas, and (iii) further amends the Employment Agreement and SERP Agreement.

     The Supplement also provides that Mr. Thomas will receive a minimum annual retirement benefit of $400,000 per year, less certain offsets, regardless of whether Mr. Thomas retires before or after age 65. As a result, the Registrant will record a pre-tax charge of approximately $1.1 million in the first quarter of 2004 to reflect this minimum annual retirement benefit.




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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CHROMCRAFT REVINGTON, INC.
                                            (Registrant)


Date:  March 5, 2004                        By: /s/ Michael E. Thomas
                                                ------------------------------
                                                Chairman, President and
                                                Chief Executive Officer


                                            By: /s/ Frank T. Kane
                                                ------------------------------
                                                Vice President-Finance and
                                                Chief Financial Officer










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